Exhibit 99.1

CYS Investments, Inc. Announces Second Quarter 2014 Financial Results

For Immediate Release
NEW YORK, NY – July 21, 2014 – CYS Investments, Inc. (NYSE: CYS) (“CYS”, "we", "our", or the “Company”) today announced financial results for the quarter ended June 30, 2014.

Second Quarter 2014 Summary Results

•	June 30, 2014 book value per common share of $10.31 after declaring a $0.32 dividend per common share on June 9, 2014, compared to our book value of $9.68 at March 31, 2014.

•	June 30, 2014 leverage ratio of 6.35 to 1.

•	GAAP net income available to common shares of $153.2 million, or $0.95 per diluted common share.

•	Core Earnings plus Drop Income of $53.2 million ($33.8 million core earnings and $19.4 million drop income), or $0.33 per diluted common share ($0.21 Core Earnings and $0.12 Drop Income).

•	Operating expenses of 1.26% of average stockholders' equity.

•	Interest rate spread net of hedge including Drop Income of 1.78%.

•	Weighted average amortized cost of Agency Residential Mortgage Backed Securities ("Agency RMBS") and debt securities issued by the United States Department of Treasury ("U.S. Treasuries") of $102.69.

•	Constant Prepayment Rate of 7.6% for the quarter.

Market Commentary

The relatively calm and favorable U.S. interest rate environment during the first quarter of 2014 continued in the second quarter of 2014, with 10 year U.S. Treasuries rates falling 19 basis points ("bps") in the second quarter of 2014 following a 31 bps decline in the first quarter. On a global basis, this appealed to fixed income-oriented investors, who continued to present strong bids for fixed income assets globally, and sellers were few. The Agency RMBS market experienced another strong quarter, largely recovering from Agency RMBS cheapening in 2013. The yield on 10 year U.S. Treasuries ended the second quarter of 2014 at 2.53%, or 228 bps above the Federal Funds Target Rate ("Fed Funds Rate"). The current yield curve reflects market consensus for a modest tightening of Federal Reserve's (the "Fed") monetary policy in the coming quarters, consistent with a prognosis that the Fed Funds Rate will remain at the same level for the near term. During the second quarter, the strength of the bond market recovery helped our book value per common share increase over the quarter, and provided an opportunity to adjust the risk profile of our portfolio. We added to and lengthened our hedging position by replacing two swaps and five caps with six new swaps, including three seven-year swaps. Two of the seven-year swaps are cancelable in June 2015. On the asset side, we added approximately $400 million in value to our Agency RMBS backed by 30 year mortgages and $500 million in purchases of U.S. Treasuries, for a total increase in the value of the Company's investments of approximately $900 million. Through these activities we seek to maintain our earnings power while reducing our interest rate risk. The forward market in the Agency RMBS sector continued to offer good opportunities. In the second quarter of 2014, approximately 17.1% of our investments in securities at fair market value, or approximately $2.4 billion, was deployed in forward settling ("TBA") transactions taking advantage of the forward market. This compared to 12.0%, or approximately $1.6 billion, at the end of the first quarter. Year to date we have been active in the TBA market due to favorable financing terms and positive dollar roll gains.

Subsequent to June 30, 2014, we sold approximately $500 million of three-year and $650 million of five-year U.S. Treasuries, and replaced them with approximately $1.4 billion of higher yielding Agency RMBS mostly backed by 30 year mortgages. We did this to opportunistically capitalize on an attractive buying opportunity and to increase the yield on our investment securities portfolio. With interest rates generally stabilized and the Fed signaling a 2015 tightening, supply of Agency RMBS will likely continue to be thin. We believe that macroeconomic factors and the interest rate environment should limit prepayments on our existing Agency RMBS and the supply of new ones; therefore, our July 2014 Agency RMBS purchases represented a unique opportunity. The Fed has announced that it expects to conclude its monthly Agency RMBS and U.S. Treasuries purchase program in October 2014. As the Fed continues to taper its asset purchases and ends its purchasing program, we anticipate further Agency RMBS buying opportunities to occur, and we have significant liquidity to take advantage of these opportunities. Despite the lower leverage, we expect our portfolio to continue to generate attractive earnings, and we hope to see opportunities to deploy more of our capital at higher yields.

Leverage & Liquidity
The Company maintained its leverage levels during the second quarter in order to minimize potential adverse impacts of an expected return to volatility in interest rates in the second half of 2014, ending the second quarter of 2014 with a leverage ratio of 6.35 to 1, compared to 6.32 to 1 at March 31, 2014.
At June 30, 2014, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.5 billion, or 76.4% of stockholders' equity, compared to $1.4 billion, or 75.3% of stockholders' equity, at March 31, 2014.

Portfolio
During the second quarter of 2014, the Company increased its Agency RMBS portfolio to $12.2 billion at June 30, 2014, from $11.8 billion at March 31, 2014, adding $0.4 billion in value to the portion of the Agency RMBS portfolio backed by 30 year mortgages. We also purchased $0.5 billion of U.S. Treasuries. These investing activities pushed the aggregate portfolio value to $14.2 billion at June 30, 2014, compared to $13.3 billion at March 31, 2014. Additionally, we added to and lengthened our hedging positions. The Company made these adjustments in order to reduce its duration gap, improve its liquidity and better position the portfolio to take advantage of a possible Agency RMBS market cheapening as the Fed continued to taper its asset purchase activities into October 2014. The following tables detail the Company's Agency RMBS and U.S. Treasuries ("Debt Securities") portfolio at June 30, 2014 and March 31, 2014.

	June 30, 2014		March 31, 2014
	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total
15 Year Fixed Rate	$6.4	45%	$6.4	48%
20 Year Fixed Rate	0.1	1%	0.1	1%
30 Year Fixed Rate	3.7	26%	3.3	24%
Hybrid ARMs	2.0	14%	2.0	15%
U.S. Treasury Securities	2.0	14%	1.5	12%
Total	$14.2	100%	$13.3	100%
The Company’s June 30, 2014 Debt Securities are summarized below:

	Face Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15 Year Fixed Rate	$6,090,446	$6,368,659	$102.66	$104.57	1.99%	3.15%	6.2%
20 Year Fixed Rate	75,567	82,467	103.01	109.13	1.14%	4.50%	22.0%
30 Year Fixed Rate	3,511,537	3,725,156	103.97	106.08	2.73%	3.99%	5.9%
Hybrid ARMs (3)	1,920,595	1,970,318	103.51	102.59	1.87%	2.57%	12.9%
U.S. Treasury Securities	2,050,000	2,050,562	99.78	100.03	1.34%	1.35%	NA
Total	$13,648,145	$14,197,162	$102.69	$104.02	2.06%	3.02%	7.6%
__________

(1) This is a forward yield and is calculated based on the cost basis of the security at June 30, 2014.
(2) Constant prepayment rate ("CPR") is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate for those bonds held at June 30, 2014. Securities with no prepayment history are excluded from this calculation.
(3) The weighted average months to reset of our Hybrid Adjustable Rate Mortgages ("Hybrid ARM") portfolio was 61.1 at June 30, 2014. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset annually.

Second Quarter 2014 Results
The Company had net income available to common shares of $153.2 million during the second quarter of 2014, or $0.95 per diluted common share, compared to net income of $125.5 million, or $0.78 per diluted common share, in the first quarter of 2014. The increase in net income available to common shares was largely attributable to an increase in net realized and unrealized gains in the second quarter of 2014.

During the second quarter of 2014, the Company had Core Earnings plus Drop Income of $53.2 million, or $0.33 per diluted common share (Core Earnings of $33.8 million, or $0.21 per diluted common share, and Drop Income of $19.4 million, or $0.12 per diluted common share), compared to $56.7 million, or $0.35 per diluted common share (Core Earnings of $45.1 million, or $0.28 per diluted common share, and Drop Income of $11.6 million, or $0.07 per diluted common share), in the first quarter of 2014. The relative shift in Core Earnings and Drop Income was due to an increase in the TBA portion of the Company's portfolio relative to the rest of the portfolio during the second quarter of 2014.

The Company's net interest income was $44.9 million for the second quarter of 2014, down approximately $11.1 million from $56.0 million in the first quarter of 2014, due to the higher proportion of TBAs in the portfolio as compared to the cash bond component of the portfolio in the second quarter of 2014 as explained above.

The Company’s interest rate spread net of hedge including Drop Income was 1.78% for the second quarter of 2014, compared to 1.89% for the first quarter of 2014. The overall decrease in interest rate spread net of hedge was primarily due to the lower yield on U.S. Treasuries.

The Company had a net realized and unrealized gain from investments of $190.6 million, which included $33.1 million of net realized gain for the second quarter of 2014, compared to a net realized and unrealized gain from investments of $105.9 million, which included $16.7 million of net realized gain, for the first quarter of 2014.

The Company’s book value per common share on June 30, 2014 was $10.31, after declaring a $0.32 dividend per common share on June 9, 2014, compared to $9.68 at March 31, 2014.

The Company’s operating expenses were $6.0 million, or 1.26% of average stockholders' equity, for the second quarter of 2014, compared to $5.8 million, or 1.25% of average stockholders' equity, for the first quarter of 2014.

(in thousands)	Three Months Ended
Key Balance Sheet Metrics	June 30, 2014	March 31, 2014
Average settled Debt Securities (1)	$11,599,873	$12,472,238
Average total Debt Securities (2)	$13,711,749	$13,454,972
Average repurchase agreements (3)	$9,981,049	$10,867,627
Average Debt Securities liabilities (4)	$12,092,925	$11,850,361
Average stockholders' equity (5)	$1,916,575	$1,861,121
Average common shares outstanding (6)	162,031	161,831
Leverage ratio (at period end) (7)	6.35:1	6.32:1

Key Performance Metrics*
Average yield on settled Debt Securities (8)	2.48%	2.71%
Average yield on total Debt Securities including Drop Income (9)	2.67%	2.85%
Average cost of funds and hedge (10)	1.08%	1.04%
Adjusted average cost of funds and hedge (11)	0.89%	0.96%
Interest rate spread net of hedge (12)	1.40%	1.67%
Interest rate spread net of hedge including Drop Income (13)	1.78%	1.89%
Operating expense ratio (14)	1.26%	1.25%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities during the period.

(3)	The average repurchase agreements are calculated by averaging the month end repurchase agreements balance during the period.

(4)	The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements balance plus average unsettled Debt Securities during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)	The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balance plus payable for securities purchased minus receivable for securities sold by (ii) stockholders' equity.

(8)	The average yield on Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(9)	The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities.

(10)	The average cost of funds and hedge for the period is calculated by dividing interest expense by average repurchase agreements.

(11)	The adjusted average cost of funds and hedge for the period is calculated by dividing interest expense by average total Debt Securities liabilities.

(12)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(13)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(14)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

*	All percentages are annualized.

Financing
At June 30, 2014, the Company had financed its portfolio with approximately $9.9 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.30% and a weighted average maturity of approximately 39 days. In addition, the Company had payables for securities purchased net of receivable for securities sold of $2.5 billion. This compared to $10.0 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.31% and a weighted average maturity of approximately 43 days and $1.6 billion of payable for securities purchased net of receivable for securities sold at March 31, 2014.
During the second quarter of 2014, the Company did not experience material changes in the availability of repurchase agreement borrowings or to haircuts on the Debt Securities that the Company uses as collateral for such borrowings. The Company has taken steps to minimize its counterparty risk by diversifying its borrowings across its global counterparties, and increasing the number of counterparties from whom we may seek borrowings. The Company added five counterparties during the second quarter of 2014, and at June 30, 2014, the Company did not have repurchase agreements outstanding with any one counterparty greater than 6% of the total outstanding borrowings. Since December 31, 2013, we have increased the number of our master repurchase agreements with financial institutions from 37 to 43 at June 30, 2014. Below is a summary, by region, of outstanding borrowings under repurchase agreements at June 30, 2014 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	15	$4,832,860	48.9%
Europe	10	2,648,584	26.9%
Asia	5	2,392,393	24.2%
Total	30	$9,873,837	100.0%

Hedging
The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with the financing of our Agency RMBS and U.S. Treasuries portfolio. As of June 30, 2014, the Company had entered into interest rate swap contracts with an aggregate notional amount of $7.3 billion, a weighted average fixed rate of 1.34%, and a weighted average expiration of 4.2 years. The receive rate on the Company's interest rate swaps is the three month London Interbank Offered Rate ("LIBOR"). At June 30, 2014, the Company had entered into interest rate cap contracts with a notional amount of $2.5 billion, a weighted average cap rate of 1.28%, and a weighted average expiration of 5.6 years.
In the second quarter of 2014, the Company opened six new interest rate swaps, consisting of three five-year swaps and three seven-year swaps, of which two of the seven-year swaps are cancelable in June 2015. We also closed two interest rate swaps and five interest rate caps in the second quarter of 2014 due to shorter maturities and/or higher interest rate cap strike prices in the market. This combination of activities reduced the Company’s exposure to interest rate risk by expanding and lengthening the overall tenor of the Company’s hedge book. In addition, the swaps will receive better cash flow if 3-month LIBOR increases long before the cap strikes would be effective. Because we expect interest rate volatility will increase during the second half of 2014 and in 2015, we believe these new hedges will position the Company effectively for changes in the market environment that may occur.

The Company's interest rate swap and cap contracts outstanding at June 30, 2014 are described below (dollars in thousands):

Interest Rate Swaps	Weighted Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2017	0.94%	$3,250,000	$12,506
2018	1.16%	2,000,000	10,540
2019	1.75%	800,000	(3,417)
2021	2.43%	1,200,000	(5,896)
Total	1.34%	$7,250,000	$13,733

Interest Rate Caps	Weighted Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2019	1.34%	800,000	32,908
2020	1.25%	1,700,000	99,047
Total	1.28%	$2,500,000	$131,955

Drop Income
Drop Income is a component of our net realized and unrealized gain (loss) on investments on our interim consolidated statements of operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest margin (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS.
The Company had Drop Income of $19.4 million, or $0.12 per diluted common share during the second quarter of 2014, compared to $11.6 million, or $0.07 per diluted common share, in the first quarter of 2014.

Prepayments
The portfolio recorded $294.7 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 7.6% and net amortization of premium of $11.1 million for the second quarter of 2014. This compared to $279.8 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 5.6% and net amortization of premium of $10.3 million for the first quarter of 2014. The CPR of the Company's Agency RMBS portfolio was approximately 10.8% for the month of July 2014.

Dividend
The Company declared a common dividend of $0.32 per share for the second quarter of 2014, unchanged from the first quarter of 2014. Using the closing share price of $9.02 on June 30, 2014, the second quarter dividend equates to an annualized dividend yield of 14.2%.

Share Repurchase Program
In November 2012, the Company's Board of Directors authorized the repurchase of shares of common stock having an aggregate value of up to $250 million. During the first and second quarter of 2014, the Company did not repurchase any shares. As of June 30, 2014, the Company had approximately $134.3 million available for future repurchases under the program. On July 21, 2014, the Company announced that its Board of Directors has authorized the repurchase of shares of the Company's common stock having an aggregate value of up to $250 million, which includes the approximately $134.3 million available for repurchase under the November 2012 authorization. Accordingly, the Company now has $250 million available to repurchase shares of its common stock.

Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Tuesday, July 22, 2014, to discuss its financial results for the quarter ended June 30, 2014. To participate in the call by telephone, please dial 888.843.7419 at least 10 minutes prior to the start time and reference the conference passcode 37666035#. International callers should dial 630.652.3042 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay will be available on Tuesday, July 22, 2014, at approximately 12:00 PM Eastern Time through Tuesday, August 5, 2014 at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.843.7419 and enter the conference ID number 37084642#. International callers should dial 630.652.3042 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.

Additional Information
The Company will make available additional quarterly information for the benefit of its stockholders through a supplemental presentation that will be available at the Company's website, www.cysinv.com, contemporaneously with the filing of the Company's quarterly report on Form 10-Q. The presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.

About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward-Looking Statements Disclaimer
This Report contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices of Agency RMBS, earnings, deployment of capital, yields, investment environment, interest rates, book value per common share, hedges, forward settling transactions, forward yield, prepayments, and the effect of actions of the U.S. government, including the Fed, on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which have been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	June 30, 2014	March 31, 2014	December 31, 2013*
Assets:
Investments in securities, at fair value (including pledged assets of $10,373,874, $10,484,331 and $11,835,975, respectively)	$14,204,107	$13,314,680	$13,865,793
Derivative assets, at fair value	165,487	261,522	295,707
Cash	16,736	13,396	4,992
Receivable for securities sold and principal repayments	74,591	3,582	429,233
Interest receivable	32,790	33,984	36,731
Other assets	986	334	608
Total assets	14,494,697	13,627,498	14,633,064
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	9,873,837	10,014,048	11,206,950
Derivative liabilities, at fair value	19,799	17,767	29,458
Payable for securities purchased	2,562,827	1,641,598	1,556,821
Payable for cash received as collateral	12,944	37,956	37,938
Distribution payable	56,256	56,258	4,410
Accrued interest payable (including accrued interest on repurchase agreements of $3,838, $3,079 and $7,204, respectively)	20,284	14,982	24,613
Accrued expenses and other liabilities	3,034	1,616	4,218
Total liabilities	12,548,981	11,784,225	12,864,408
Stockholders' equity:
Preferred Stock, $25.00 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (162,019, 162,024 and 161,650 shares issued and outstanding, respectively)	1,620	1,620	1,616
Additional paid in capital	2,048,619	2,047,508	2,046,530
Accumulated deficit	(370,423)	(471,755)	(545,390)
Total stockholders' equity	$1,945,716	$1,843,273	$1,768,656
Total liabilities and stockholders' equity	$14,494,697	$13,627,498	$14,633,064
Book value per common share	$10.31	$9.68	$9.24

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands, except per share numbers)	June 30, 2014	March 31, 2014
Interest income:
Interest income from Agency RMBS	$65,420	$80,186
Other interest income	6,558	4,181
Total interest income	71,978	84,367
Interest expense:
Repurchase agreement interest expense	7,583	9,423
Swap and cap interest expense	19,456	18,923
Total interest expense	27,039	28,346
Net interest income	44,939	56,021
Other income (loss):
Net realized gain (loss) on investments	33,118	16,670
Net unrealized gain (loss) on investments	157,479	89,234
Net realized gain (loss) on termination of swap and cap contracts	(6,004)	(9,323)
Net unrealized gain (loss) on swap and cap contracts	(65,181)	(16,240)
Other income	50	119
Total other income (loss)	119,462	80,460
Expenses:
Compensation and benefits	3,712	3,629
General, administrative and other	2,308	2,165
Total expenses	6,020	5,794
Net income (loss)	$158,381	$130,687
Dividends on preferred stock	(5,203)	(5,203)
Net income (loss) available to common shares	$153,178	$125,484
Net income (loss) per common share basic & diluted	$0.95	$0.78

Core Earnings:
Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized gain (loss) on termination of swap and cap contracts and net unrealized gain (loss) on swap and cap contracts. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.
The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and swap and cap contracts. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company's GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
(In thousands)	June 30, 2014	March 31, 2014
NET INCOME (LOSS) AVAILABLE TO COMMON SHARES	$153,178	$125,484
Net realized (gain) loss on investments	(33,118)	(16,670)
Net unrealized (gain) loss on investments	(157,479)	(89,234)
Net realized (gain) loss on termination of swap and cap contracts	6,004	9,323
Net unrealized (gain) loss on swap and cap contracts	65,181	16,240
Core Earnings	$33,766	$45,143